NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S STRONG LINEUP DRIVES RETAIL SALES UP 21 PERCENT

•	Ford, Lincoln and Mercury retail sales increased 21 percent versus a year ago; total sales (including fleet) were 176,323, up 17 percent versus a year ago
•	Ford’s August sales increase follows July increase, making Ford one of the only manufacturers to post back-to-back sales increases
•	Record sales in August for Ford’s Focus, Fusion, Escape, Edge and Flex and Mercury Mariner; Mercury Milan sales up 112%
•	In a sign of economic recovery, Ford posted the best Ranger (up 57 percent) and F-Series (up 13 percent) sales in more than a year; Transit Connect sales 70 percent higher than plan
•	All-new Taurus and fuel-saving EcoBoost engines gain momentum in August

DEARBORN, Mich., Sept.1, 2009 – Ford, Lincoln and Mercury dealers reported a 21 percent increase in retail sales in August as customer demand for Ford’s fuel-efficient cars, crossovers and trucks enabled the company to post its second consecutive increase in monthly sales.  Total sales – including fleet customer deliveries – were 176,323, up 17 percent versus last year.

“We have the freshest lineup of new products in the industry,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service.  “Ford’s leadership in quality, fuel-efficiency, safety and technology all are resonating with consumers, and it is being reflected in our sales results.”

Ford now has gained retail market share in 10 of the last 11 months.  Plus, internal and external studies continue to show a positive trend in favorable consumer opinion about Ford, and a growing number of consumers are shifting consideration to Ford vehicles.

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August Sales Highlights

•	Ford Focus sales totaled 25,547, an August record and up 56 percent versus a year ago. The Focus is among the most fuel-efficient compact cars in America with an EPA highway rating of 35 mpg.

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Ford Fusion sales totaled 21,010, a sales record for any month and up 132 percent versus a year ago.  Mercury Milan sales were 3,844, up 112 percent.  The Fusion and Milan and their hybrid versions are the most fuel-efficient mid-size sedans in America.

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Ford Escape sales totaled 20,933, a sales record for August, and up 49 percent versus a year ago.  Mercury Mariner sales were 3,921 (also a record for August), up 50 percent.  The Escape Hybrid and Mariner Hybrid are the most fuel-efficient utility vehicles in America.

•	Ford Edge sales totaled 10,845, an August sales record and up 9 percent versus a year ago.

•	Ford Flex sales totaled 4,151, an August sales record and up 107 percent versus a year ago. The Flex is among the most fuel-efficient full-size crossover utilities in America.

•	Total Ford, Lincoln and Mercury crossover utility vehicle sales were 42,241, an August sales record and up 28 percent versus a year ago.

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Ford’s hybrid vehicles – Fusion, Milan, Escape and Mariner – posted combined sales of 4,695, an August sales record and up 251 percent versus a year ago.  At 41 miles per gallon, the Fusion Hybrid is the most fuel-efficient mid-size sedan in America – 8 mpg better than the Toyota Camry Hybrid.

Signs of Economic Recovery

Early signs of economic recovery are suggested by this month’s sales results for Ford’s pickup trucks and the all-new Transit Connect van.  Sales of the Ford F-Series – America’s best-selling truck – were 45,590, up 13 percent.  Sales of the Ford Ranger – the most-fuel-efficient pickup in America – were 7,746, up 57 percent.  Sales for each truck were the highest in more than a year, and it was the first sales increase for F-Series since October 2006.

The Transit Connect, a small, fuel-efficient purpose-built van, is the first ONE FORD global vehicle to be sold in the United States.  August sales for the Transit Connect were 2,220 versus 417 in July, and sales were 70 percent higher than the company’s goal for the month.

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“We’re very pleased with the balanced performance of our products – from Focus to F-Series,” said Czubay.  “We are hopeful that the sales of our pickups and all-new Transit Connect are an indication that small business owners are seeing signs of recovery and gaining confidence in the outlook for stronger business conditions.”

Ford Taurus and EcoBoost Gain Momentum

Sales of the all-new 2010 Ford Taurus sedan totaled 2,355 versus 309 in July.  With limited availability as production continues to ramp up, Taurus retail sales nearly matched year-ago levels and more than double the company’s goal for the month.  Favorable third-party reviews are putting Taurus on the shopping list of even long-time foreign car owners, who cite the Taurus’ design, technology and interior luxury and comfort as reasons for purchase.

Also gaining momentum is Ford’s new EcoBoost engine – with dealer orders for EcoBoost-equipped models exceeding company expectations.  EcoBoost uses gasoline turbocharged direct-injection technology for up to 20 percent better fuel economy, 15 percent fewer CO2 emissions and superior driving performance versus larger displacement engines.  It is now on sale in the Ford Taurus SHO and Flex and Lincoln MKS, and soon on the MKT crossover vehicle.  In these vehicles, EcoBoost provides the fuel economy of a six-cylinder and the performance of a V-8.

“Customers tell us they love our new products, and their favorable opinion of the Ford brand is continuing to gain strength,” said Czubay.  “All of us at Ford remain absolutely committed to building on this progress and delivering even more products that customers truly want and value.”

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich. manufactures or distributes automobiles across six continents. With about 201,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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